EXHIBIT 99.1

May 14, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

RE:   Release Nos. 33-8070; 34-45590, 35-27503, 39-2395, IA-2018; IC-25464; FR-62; File No. S7-03-02 (the “Release”)

Dear Ladies and Gentlemen:

      In accordance with the Release, you are hereby notified that Porex Holdings, Inc. (“Porex”) has received from Arthur Andersen LLP (“Andersen”) representations that (i) the audit of Porex’s financial statements for the year-ended June 30, 2001 was subject to Andersen’s quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, (ii) there was appropriate continuity of Andersen personnel working on the audit, (iii) there was availability of national office consultation and (iv) the availability of personnel at foreign affiliates of Andersen was not relevant to the audit.

Very truly yours,

Porex Holdings, Inc.

/s/ Victor L. Marrero
By:    Victor L. Marrero
Title: President